EXHIBIT 10.28

LIMITED WAIVER AGREEMENT

THIS LIMITED WAIVER AGREEMENT, dated as of November 13, 2015 (this "Agreement"), is executed by and among LCI SHIPHOLDINGS, INC., a non-resident corporation organized under the laws of the Republic of the Marshall Islands, with offices at 11 North Water St., Suite 18290, Mobile, Alabama 36602 ("Borrower"), INTERNATIONAL SHIPHOLDING CORPORATION, a corporation organized under the laws of Delaware, with offices at 11 North Water St., Suite 18290, Mobile, Alabama 36602 (together with its successors and permitted assigns, "Guarantor" or "the Company"), and CITIZENS ASSET FINANCE, INC. (f/k/a RBS Asset Finance, Inc.), a New York corporation, with offices at 71 South Wacker Drive, 29th Floor, Mailstop 1112935, Chicago, Illinois 60606 (together with its successors and assigns, "Lender"). All capitalized terms used herein and not otherwise defined herein shall have the meanings given to such terms in the Loan Agreement (as defined below).

WITNESSETH:

WHEREAS, Lender, Borrower and Guarantor are parties to that certain Loan Agreement, dated as of August 25, 2014 (as amended, the "Loan Agreement"), pursuant to which Lender agreed open a term loan credit facility in favor of Borrower with available credit thereunder in a principal amount of up to TWENTY-THREE MILLION FORTY THOUSAND AND NO/100 Dollars ($23,040,000.00) in order to refinance certain indebtedness of Borrower secured by a preferred mortgage lien and security interest against the Marshall Islands-flagged vessel, GREEN DALE, Official Number 5236, IMO Number 9181376 (the "Vessel") and for certain other purposes; and

WHEREAS, under a Guaranty Agreement dated as of August 29, 2012 executed by Guarantor in favor of Lender (the "Guaranty"), Guarantor agreed to guarantee the prompt payment and performance of all existing and future obligations, liabilities and indebtedness of the Borrower to Lender arising under the Loan Agreement and all Loan Documents related thereto (as more fully described and defined in the Guaranty, the "Guaranteed Obligations"); and

WHEREAS, effective as of September 30, 2015, Borrower, Guarantor and Lender entered into a Limited Waiver Agreement under the terms of which Lender waived during the Waiver Period (as defined in that Agreement), any Default or Event of Default arising from the failure of Guarantor and its Subsidiaries to comply with the financial covenants contained in Section 6.10(b) (Minimum Liquidity) and Section 6.10(e) (Minimum Consolidated Fixed Charge Coverage Ratio) of the Loan Agreement for the fiscal period ending September 30, 2015 (the "September 2015 Designated Defaults"); and

WHEREAS, Borrower and Guarantor have requested, subject to the terms and conditions set forth herein, that the Lender (a) make permanent its waiver of the September 2015 Designated Defaults, (b) permanently waive any Defaults or Events of Default arising from any failure of Guarantor and its Subsidiaries to comply with the Maximum Consolidated Leverage Ratio covenant contained in Section 6.10(a) and the Minimum Consolidated Tangible Net Worth covenant contained in Section 6.10(c) of the Loan Agreement for the Fiscal Quarter ending September 30, 2015 (such

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Events of Default, together with the September 2015 Designated Defaults, the "Specified Defaults"), (c) suspend the testing of the financial covenants contained in Section 6.10(a) (Maximum Consolidated Leverage Ratio), Section 6.10(b) (Minimum Liquidity), Section 6.10(c) (Minimum Consolidated Tangible Net Worth) and Section 6.10(e) (Minimum Consolidated Fixed Charge Coverage Ratio) of the Loan Agreement for the Fiscal Quarters ending December 31, 2015 and March 31, 2016, and (d) agree that all non-cash gains or losses incurred in connection with sales of certain assets of Guarantor and its Subsidiaries during the fourth quarter of 2015 and the first quarter of 2016 as part of the restructuring of Guarantor will be permanently excluded from the calculation of Consolidated Tangible Net Worth and excluded from the calculation of all other financial covenants under Section 6.10 of the Loan Agreement for the Fiscal Quarter in which such sale occurs and for the following three Fiscal Quarters thereafter; and

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WHEREAS, subject to the occurrence of the Waiver Effective Date (as defined below) and the other terms and conditions hereof, Lender is willing to waive permanently the Specified Defaults and to grant the other covenant relief requested by Borrower and Guarantor and outlined in the prior recital, subject to the terms and conditions of this Agreement.

NOW, THEREFORE, in consideration of the mutual agreements herein contained and other good and valuable consideration, the sufficiency and receipt of which are hereby acknowledged, the parties hereto hereby agree as follows:

SECTION 1. Defined Terms. As used in this Agreement:

"2015 Restructuring Plan" shall mean the plan prepared by the Company, detailing the sale or other disposition of certain assets of the Company and its Subsidiaries in the fourth Fiscal Quarter of 2015 and the first Fiscal Quarter of 2016, as presented to the lenders under the Senior Credit Agreement and the holders of Other Designated Indebtedness (collectively, "Lenders"), the Company's divestiture of its dry bulk fleet and specialty contracts business, related changes in the business and operations of the Company and its Subsidiaries, the allocation among the Lenders and the holders of Other Designated Indebtedness of their respective Pro Rata Allocation Percentages of certain asset sales, and the waiver, amendment or modification of operative agreements relating to the Other Designated Indebtedness.

"Other Designated Assets" has the meaning ascribed to such term in paragraph 6 of Schedule A hereto.

"Other Designated Indebtedness" means the Indebtedness of the Company and any of its Subsidiaries under the following facilities, in each case as amended from time to time: (i) that certain Senior Secured Term Loan Credit Agreement, dated as of April 20, 2015, among DVB Bank SE as facility agent, the lenders from time to time parties thereto, East Gulf Shipholding, Inc. ("EGS") as borrower, and the Company as a guarantor, with an aggregate outstanding principal balance as of November 1, 2015 equal to approximately $30,400,000; (ii) that certain Senior Secured Term Loan Credit Agreement, dated as of August 26, 2014, among DVB Bank SE as facility agent, the lenders from time to time parties thereto, Central Gulf Lines, Inc. ("Central Gulf') as borrower, and the Company as a guarantor, with an aggregate outstanding principal balance as of November 1, 2015 equal to approximately $35,538,461 (the "GREEN  BAY Credit Agreement"); (iii) that certain Assigned, Assumed, Amended and Restated Senior Secured Term Loan Facility Agreement, dated as of June 10, 2015, among ING Bank, N.V. as facility agent, the lenders from time to time parties thereto, Dry Bulk Australia Ltd. and Dry Bulk Americas Ltd. as borrowers, and the Company as a guarantor, with an aggregate outstanding principal balance as of November 1, 2015 of approximately $48,732,380 (the "ING Facility Agreement"); (iv) that certain Bareboat Charter Agreement, dated as of November 27, 2012, among Central Gulf, as charterer, the Company as a guarantor, and Pacific Western Bank (as successor by merger to CapitalSource Bank) as the owner, with aggregate outstanding obligations thereunder as of November 1, 2015 of approximately $26,000,000; (v) that certain Loan

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Agreement, dated as of December 28, 2011, by and among LCI Shipholdings, Inc. (as successor by assignment from Waterman), as borrower, the Company as guarantor, and Capital One, National Association as lender, with an aggregate outstanding principal balance as of November 1, 2015 equal to approximately $7,277,678; (vi) that certain Bareboat Charter Agreement, dated as of December 28, 2012, among Central Gulf, as charterer, the Company, as guarantor, and BB&T Equipment Finance Corporation as the owner, with aggregate outstanding obligations thereunder as of November 1, 2015 of approximately $25,000,000 (the "GREEN COVE Charter Agreement"); (vii) that certain Bareboat Charter Agreement, dated as of November 27, 2012, among Sulphur Carriers, Inc., as charterer, the Company, as guarantor, and BMO Harris Equipment Finance Company, as owner, with aggregate outstanding obligations thereunder as of November 1, 2015 of approximately $27,000,000; and (viii) the Loan Agreement and related Loan Documents among Borrower, Guarantor and Lender with an aggregate outstanding principal balance as of November 1, 2015 of approximately $19,200,000.

"Pro Rata Allocation Percentage" means, (a) with respect to the Lenders under the Senior Credit Agreement, the ratio in effect at any time whereby (i) the numerator equals the Outstanding Amount of the Loan Obligations plus the Letter of Credit Obligations (as such terms are defined in the Senior Credit Agreement), and (ii) the denominator equals the sum of (A) the Outstanding Amount of the Loan Obligations and Letter of Credit Obligations plus (B) the aggregate outstanding principal amount (or required current and future lease or charter payments) in respect of the Other Designated Indebtedness; and (b) with respect to Lender and the other holders of any Other Designated Indebtedness, the ratio in effect any time whereby (i) the numerator equals the outstanding principal amount (or required current and future lease or charter payments) owed to such holder in respect of such Other Designated Indebtedness, and (ii) the denominator equals the sum of (A) the Outstanding Amount of the Loan Obligations and Letter of Credit Obligations owed under the Senior Credit Agreement plus (B) the aggregate outstanding principal amount (or required current and future lease or charter payments) in respect of the Other Designated Indebtedness. The Pro Rata Allocation Percentage may change from time to time based upon relative changes in the Outstanding Amount of the Loan Obligations and Letter of Credit Obligations, on the one hand, and the outstanding amounts of the Other Designated Indebtedness, on the other.

Additional Capitalized terms used but not otherwise defined herein (including in the preamble hereto or in Schedule A attached hereto) shall have the meanings assigned to them in the Loan Agreement.

SECTION 2. Limited Waiver of Specified Defaults. Subject to the satisfaction of the conditions set forth in Section 7 below, Lender hereby permanently waives the Specified Defaults. This waiver shall be effective (subject to the terms of this Agreement) only as and from the Effective Date, and is a one-time waiver applicable only to the Specified Defaults. Lender shall have no obligation to waive any future Defaults or Events of Default under the Loan Documents.

SECTION 3.Financial Covenant Relief. Subject to the satisfaction of the conditions set forth in Section 7 below:

(a)Lender hereby agrees that the financial covenants set forth in Sections 6.10(a),

6.10(b), 6.10(c) and 6.10(e) of the Loan Agreement (respectively, Maximum Consolidated Leverage Ratio, Minimum Liquidity, Minimum Consolidated Tangible Net Worth, and Minimum Consolidated Fixed Charge Coverage Ratio) will not be tested for the Fiscal Quarters ending

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December 31, 2015 and March 31, 2016, but the Borrower and Guarantor shall calculate and report the calculations of such covenants in quarterly Compliance Certificates to be submitted to Lender as provided in the Loan Agreement. For the fiscal quarters from and after June 30, 2016, the financial covenants set forth in Section 6.10 will remain unchanged except that Lender agrees to amend and restate the Maximum Consolidated Leverage Ratio of Section 6.10(a) and the Minimum Consolidated Fixed Charge Coverage Ratio of Section 6.10(e) of the Loan Agreement to read as follows effective as of March 31, 2016:

Section 6.10Financial Covenants. Until Borrower has paid and performed all of the Obligations, in full, Guarantor, as Parent, and its Subsidiaries shall maintain the following financial covenants on a consolidated basis:

* * *

(a)Maximum Consolidated Leverage Ratio. A

Consolidated Leverage Ratio of not greater than 4.50:1.00 beginning with the Fiscal Quarter ending June 30, 2016 and as of each Fiscal Quarter-end thereafter, tested quarterly at the end of each Fiscal Quarter based on the four most recent Fiscal Quarters for which financial information is available.

* * *

(e)Minimum Consolidated Fixed Charge Coverage

Ratio. A Consolidated Fixed Charge Coverage Ratio of not less than (A) 1.20:1.00, beginning with the Fiscal Quarter ending June 30, 2016 through the Fiscal Quarter ending September 30, 2016, (B) 1.05:1.00, for the Fiscal Quarter ending December 31, 2016, and (C) 1.15:1.00, as of each Fiscal Quarter end thereafter tested quarterly at the end of each Fiscal Quarter based on the four most recent Fiscal Quarters for which financial information is available.

The Loan Agreement will be further amended effective as of March 31, 2016 to provide that all non-cash gains or losses incurred by the Guarantor or its Subsidiaries in connection with the sale of the vessel GLOV1S COUNTESS, the HQ Facility (as defined on Schedule A), the Other Designated Assets, and any other assets approved by the Administrative Agent and the Required Lenders under the terms of the Senior Credit Agreement in connection with the 2015 Restructuring Plan made during the fourth quarter of 2015 or the first quarter of 2016, will be (A) permanently excluded from the calculation of Consolidated Tangible Net Worth and (B) excluded from all other financial covenant calculations under the Loan Agreement for the Fiscal Quarter in which each such sale occurs and the following three Fiscal Quarters.

(b)The obligations of Lender under this Section 3 will expire on the first to occur of (i) the occurrence of an Event of Default (other than the Specified Defaults waived under the terms of Section 1 of this Agreement), (ii) a breach by Borrower or Guarantor of its obligations under this Agreement, or

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(iii) the expiration or termination of any other waiver granted to Guarantor or its Subsidiaries by any Lender under the Senior Credit Agreement or any other holder of any Other Designated Indebtedness.

SECTION 4. Additional Consents of Lender. To the extent required under the terms of Section 7.3 of the Loan Agreement, Lender consents to the asset sales and other transactions described on Schedule A to this Agreement provided that (a) such transactions are made in connection with the 2015 Restructuring Plan, and (b) such transactions are consummated on or prior to the applicable deadlines, if any, set forth in Schedule A. Notwithstanding the foregoing, Lender shall have no right to sell or otherwise transfer the Vessel, or to assign its rights and Obligations under the Loan Documents, except as expressly provided in the Loan Documents.

SECTION 5. Representations Warranties and Agreements of Borrower and Guarantor. Each of Borrower and Guarantor hereby represents and warrants to and agrees with Lender that:

(a) This Agreement has been duly executed and delivered by Borrower and Guarantor and constitutes the legal, valid and binding obligation of Borrower and Guarantor, enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors' rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law. No consent, approval, authorization or order of, or filing, registration or qualification with, any court or governmental authority or third party is required in connection with the execution, delivery or performance of this Agreement by Borrower or Guarantor.

(b) As of the Waiver Effective Date, after giving effect to this Agreement, no Event of Default or other event or circumstance that with the passage of time and the failure of Borrower or Guarantor to cure would become an Event of Default has occurred and is continuing.

(c) All written information (excluding financial projections, draft financial statements, and information of a general economic or industry nature) prepared by Borrower and Guarantor and furnished to Lender under the Loan Agreement, taken as a whole, was true and correct in all material respects as of the date such information was furnished and did not contain any untrue statement of material fact or omit to state a material fact necessary to make the statements contained therein not materially misleading in light of the circumstances under which such statements are made.

(d) The execution and delivery of this Agreement or any other document delivered by Borrower and Guarantor in connection herewith does not (i) violate, contravene or conflict with any provision of its organization documents or (ii) materially violate, contravene or conflict with any laws applicable to it.

SECTION 6. Certain Covenants of Borrower and Guarantor. In consideration of the limited waivers granted by Lender pursuant to Section 2 and the covenant relief granted by Lender pursuant to Section 3, Borrower and Guarantor agree as follows:

(a)Financial Reporting. Section 6.1 of the Loan Agreement and Section 16(a) of the

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Guaranty shall be amended to require the delivery, by the 20th calendar day of each calendar month, consolidated financial statements (in each instance reporting for the preceding calendar month), including a consolidated balance sheet and the related statements of income, cash flows

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and retained earnings of Guarantor and its Subsidiaries. Such financial statements shall be unaudited and shall set forth in comparative form the corresponding figures for the corresponding month in the previous Fiscal Year, all in reasonable detail and consistent in all material respects with the manner of presentation of previous financial statements delivered to Lender.

(b) Cash-Flow Reports. Guarantor shall deliver to Lender copies of the rolling 13-week cash flow reports, with explanation of variances, which Guarantor is required to provide to the Administrative Agent under the Senior Credit Agreement, contemporaneously with the furnishing of such report to the Administrative Agent.

(c) Asset Sale Information. Guarantor shall provide Lender with (i) copies of all executed contracts and all closing statements with regard to any asset sales (including any sales of Other Designated Assets), and (ii) a bi-monthly report, due on the 15[01] and 29th calendar days of each month, describing all activity with respect to the efforts of Guarantor or any of its Subsidiaries to sell or otherwise dispose of any assets or properties in furtherance of the 2015 Restructuring Plan, such report to be in such form, detail and content as is satisfactory to the Administrative Agent, and delivered to Lender contemporaneously with the delivery of the report to the Administrative Agent.

(d) Increase in the Base Interest Rate. Section 2.5(a) of the Loan Agreement and the Note shall be amended to provide for accrual of interest on the outstanding principal balance of the Note at a rate equal to the LIBOR Rate plus 3.75% instead of the current rate which is equal to the LIBOR Rate plus 2.75%.

(e) Additional Required Prepayments. Section 2.6 of the Loan Agreement shall be amended to require that the outstanding balance of the Note be prepaid by the amount of the Pro Rata Share allocable to Lender arising out of the sale of any Other Designated Assets or the HQ Facility. Any such prepayment will not be subject to the payment of the applicable Prepayment Premium under Section 2.6(a) of the Loan Agreement.

(f)Loan to Value Ratio and True-Up. The Loan to Value covenant set forth in

Section 6.11 shall be amended to require Borrower and Guarantor to maintain a Loan to Value Ratio not to exceed seventy-five percent (75%) of the fair market value of the Vessel from the Effective Date of this Agreement until Borrower has paid and performed all of the Obligations, in full. Lender has, at the expense of Borrower, obtained a desktop appraisal of the Vessel from a marine surveyor or appraiser selected by Lender, which appraisal was dated November 10, 2015 (the "Appraisal"). Lender, Borrower and Guarantor acknowledge and agree that the Appraisal evidences that the required Loan to Value Ratio of 75% is not being maintained as of the date hereof. Lender, Borrower and Guarantor agree that Borrower will have until March 31, 2016 to meet the 75% Loan to Value Ratio, based on the Appraisal, through the making of regularly scheduled principal payments and any other required prepayments on the Loan. In the event such payments do not result in the 75% Loan to Value Ratio, based on the Appraisal, being met by March 31, 2016, Borrower will have five (5) Business Days to pay any deficiency to Lender such that the 75% Loan to Value Ratio, based on the Appraisal, is met at that time. Any such true-up payment will not be subject to the payment of the applicable Prepayment Premium under Section 2.6(a) of the Loan Agreement.

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(g) Restricted Payments. Article 7 of the Loan Agreement and Section 16 of the Guaranty shall be amended to add negative covenants prohibiting the payment of (a) quarterly dividends on the common stock of Guarantor, and (b) quarterly dividends (including previously deferred dividends) on the preferred stock of Guarantor (i) prior to January 30, 2016, and (ii) on that date or thereafter unless (A) no Event of Default has occurred and is then continuing, (B) the payment of such dividends is permitted under the terms of the Senior Credit Agreement, and (C) Guarantor and its Subsidiaries have, both at the time of declaration of such dividend and at the time of payment thereof, aggregate available cash balances of at least $5,000,000, net of all outstanding payments and other disbursements, after giving pro forma effect to any such dividend payments.

(h) Most Favored Nation Treatment. In the event that after the date hereof (i) any lender under the Senior Credit Facility or any other holder of any Other Designated Indebtedness (each, an "Other Lender") receives credit enhancements (whether in the form of additional collateral, prepayment, shortened amortization, additional or more restrictive covenants, including but not limited to a more restrictive security coverage requirement, or otherwise), or the Senior Credit Agreement or any agreement governing any Other Designated Indebtedness is amended in a manner more favorable to the Other Lender thereunder than is the case currently, the Guarantor shall promptly notify Lender of its intention to provide such credit enhancement and, subject to the terms of the Loan Documents and this Agreement, (A) any repayment or prepayment other than as described on Schedule A shall be shared among Lender and the Other Lenders in accordance with their respective Pro Rata Allocation Percentages, and (B) with respect to all other credit enhancements, further amendments to the Loan Documents shall be adopted, or (ii) the Guarantor and its Subsidiaries enter into any waiver or amendment with respect to the Senior Credit Agreement or any agreement governing any Other Designated Indebtedness, within two (2) Business Days of entering into such waiver or amendment, the Guarantor shall provide a copy of such waiver or amendment to Lender and Lender may, in its sole discretion, require that the terms of the Loan Documents be revised accordingly and aligned with the revised terms pertaining to the applicable facility.

(g)Retention of Lender's Pro Rata Share of Certain Proceeds. if, upon the completion of Guarantor's sale of its minority equity interests in the Oslo Bulk companies, Saltholmen Shipping Ltd. and Brattholmen Shipping Ltd., and Guarantor's or its subsidiaries interests in the PT Freeport Indonesia contracts and related promissory notes, the 75% Loan to Value Ratio is being met, Borrower, Lender and Guarantor agree that (i) Lender shall receive as a prepayment on the Loan, the first $865,000 of Lender's pro rata share of the net proceeds of such sales, (ii) Guarantor shall be permitted to retain the next $500,000 Lender's pro rata share of the net proceeds of such sales, and (iii) Lender shall receive as a prepayment on the Loan any and all of Lender's pro rata share of the net proceeds of such sales in excess of $1,365,000.

SECTION 7. Conditions to Effectiveness. This Agreement shaft become effective as of

November 13, 2015 (the "Effective Date") subject to the satisfaction of each of the following conditions as determined by Lender:

(a)Limited Waiver Agreement. Lender has received duly executed counterparts of this Agreement that, when taken together, bear the authorized signatures of each of Borrower and Guarantor.

(b) Approval by Other Lenders. The 2015 Restructuring Plan has been approved by the Other Lenders, including the Administrative Agent and the Required Lenders under the Senior Credit Agreement, and each of the Other Lenders has issued a waiver of any default or event of default under its respective credit facility or charter under terms substantially similar to this Agreement and otherwise in form and substance satisfactory to Lender.

                              (c)            Payment of Waiver Fee. Borrower or Guarantor has paid the waiver fee due under Section 9 of this Agreement in good funds.

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.

                                  (d) Representations and Warranties. All representations and warranties of Borrower and Guarantor under this Agreement are true and correct in all material respects as of the Effective Date.

                                (e)             Amendment to Loan Documents. Within five (5) Business Days following the date of this Agreement, Borrower and Guarantor have executed and delivered to Lender amendments to the Loan Agreement, the Note, the Guaranty and other Loan Documents, as applicable, in form and substance satisfactory to Lender, effecting the amendments agreed to by Borrower and Guarantor required under Section 6 of this Agreement.

(f)HQ Facility Mortgage. Guarantor has executed and delivered, or caused to be executed and delivered, a mortgage in favor of Lender and the Other Lenders placing a best-available mortgage lien and assignment of leases and rents on the HQ Facility securing the obligations of Guarantor and its Subsidiaries to Lender and the Other Lenders; provided, however, that any payments or other proceeds from the sale or disposition of the HQ Facility (after providing for any payments to lienholders required to satisfy any prior liens on the HQ Facility), shall be allocated among Lender and the Other Lenders in accordance with their respective Pro Rata Allocation Percentages calculated as of the time of such sale or other disposition.

SECTION 8, Reaffirmation of Existing Obligations. Borrower and Guarantor hereby acknowledge and confirm that (a) the respective obligations of Borrower and Guarantor to Lender arising under the Loan Documents or otherwise, are valid, binding, and unconditional, and are not subject to any offsets, defenses, counterclaims, credits or adjustments of any kind or nature, or if either Borrower and Guarantor has any such claims, counterclaims, offsets, credits or defenses, the same are hereby fully and irrevocably waived, relinquished and released in consideration of the execution and delivery of this Agreement by Lender; (b) Lender and its Affiliates have performed fully all of their respective obligations under the Loan Documents; and (c) by entering into this Agreement, except as expressly set forth in Section 2 hereof, Lender does not waive or release any term or condition of the Loan Documents or of any other document or instrument, or any of their rights or remedies under such Loan Documents or applicable law, or any of the obligations of Borrower or Guarantor thereunder.

SECTION 9. Waiver Fee. In consideration of the waivers and covenant relief provided for in this Agreement, Borrower and Guarantor, jointly and severally, shall be obligated to pay Lender a waiver fee equal to $500,000 in good funds, plus reasonable Attorneys' Fees incurred by Lender in connection with the negotiation and preparation of this Agreement and the preparation of the amendments to the Loan Documents required under Section 7(e) of this Agreement.

SECTION 10. Effect of this Agreement.

(a) Except as expressly set forth herein, this Agreement shall not by implication or otherwise limit, impair, constitute a waiver of, or otherwise affect the rights and remedies of Lender under the Loan Agreement or any other Loan Document, and shall not alter, modify, amend or in any way affect any of the terms, conditions, obligations, covenants or agreements contained in the Loan Agreement or any other Loan Document, all of which are ratified and affirmed in all respects and shall continue in full force and effect. Nothing herein shall be deemed to entitle Borrower or Guarantor to a waiver, amendment, modification or other change of, any of the terms, conditions, obligations, covenants or agreements contained in the Loan Agreement or any other Loan Document except as expressly set forth in this Agreement.

(b) This Agreement shall constitute a "Loan Document" for all purposes of the Loan Agreement and the other Loan Documents.

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SECTION 11. APPLICABLE LAW. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE MARITIME ACT OF THE REPUBLIC OF THE MARSHALL ISLANDS AND THE LAWS OF THE UNITED STATES OF AMERICA, TO THE EXTENT APPLICABLE, AND OTHERWISE IN ACCORDANCE WITH THE LAWS OF THE. STATE OF NEW YORK WITHOUT GIVING EFFECT TO THE CONFLICT OF LAW PRINCIPLES THEREOF, EXCEPT AS SET FORTH IN SECTION 5-1401 OF THE NEW YORK GENERAL OBLIGATIONS LAW.

SECTION 12. Counterparts. This Agreement may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original but all of which, when taken together, shall constitute a single instrument. Delivery of an executed counterpart of a signature page of this Agreement by telecopy shall be effective as delivery of a manually executed counterpart hereof.

SECTION 13. Release of Claims. In consideration of the willingness of Lender to enter into this Agreement, each of Borrower and Guarantor hereby releases and forever discharges Lender and its successors, assigns, officers, managers, directors, employees, agents, attorneys, representatives, and affiliates (hereinafter all of the above collectively referred to as the "Lender Group"), from any and all claims, counterclaims, demands, damages, debts, suits, liabilities, actions and causes of action of any nature whatsoever, in each case to the extent arising in connection with the Loan Documents through the date of this Agreement, whether arising at law or in equity, whether known or unknown, whether liability be direct or indirect, liquidated or unliquidated, whether absolute or contingent, foreseen or unforeseen, and whether or not heretofore asserted, which either of Borrower or Guarantor may have or claim to have against any of the Lender Group.

SECTION 14. Miscellaneous.

(a)This Agreement shall be binding on and shall inure to the benefit of Borrower,

Guarantor and Lender, and their respective successors and permitted assigns. The terms and provisions of this Agreement are for the purpose of defining the relative rights and obligations of the Borrower, Guarantor and Lender with respect to the transactions contemplated hereby and there shall be no third party beneficiaries of any of the terms and provisions of this Agreement.

(b) Section headings in this Agreement are included herein for convenience of reference only and shall not constitute a part of this Agreement for any other purpose.

(c) Wherever possible, each provision of this Agreement shall be interpreted in such a manner as to be effective and valid under applicable law, but if any provision of this Agreement shall be prohibited by or invalid under applicable law, such provision shall be ineffective to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement.

SECTION 15. Entirety. This Agreement and the other Loan Documents embody the entire agreement between the patties and supersede all prior agreements and understandings, if any, relating to the subject matter hereof. This Agreement and the other Loan Documents represent the final agreement between the parties and may. not be contradicted by evidence of prior, contemporaneous or subsequent oral agreements of the parties.

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IN WITNESS WHEREOF, Borrower, Guarantor and Lender have executed this Agreement on the first date set forth above to be effective as provided herein..

Borrower:

LCI SHIPHOLDINGS, INC.

By: /s/ David Drake

Name: David Drake

Title: Vice President and Treasurer

Guarantor:

INTERNATIONAL SHIPHOLDING CORPORATION

By: /s/ David Drake

Name: David Drake

Title: Vice President and Treasurer

Lender:

CITIZENS ASSET FINANCE, INC.

By: /s/ Mark A. Paulitus

Name: Mark A. Paulitus

Title: President

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SCHEDULE A

TO

LIMITED WAIVER AGREEMENT

Restructuring Transactions and Milestones

Subject to the terms and conditions of this Agreement and the consent of the applicable

Lenders/Lessors, Lender consents to the consummation of the following transactions in connection with the 2015 Restructuring Plan of Guarantor:

1. The arms'-length sale (or Sale and Leaseback) of the Vessel GLOVIS COUNTESS by EGS, a foreign Subsidiary of the Company, to occur no later than December 31, 2015, and with respect to which (a) the Net Cash Proceeds of such sale shall not be less than $14,000,000 and (b) such proceeds may be retained by the Borrowers or a wholly-owned subsidiary of one of the Borrowers (except as otherwise set forth herein) for general working capital purposes and implementation of the Guarantor's 2015 Restructuring Plan. The Borrowers or a wholly-owned subsidiary of one of the Borrowers may use up to $912,000 of the Net Cash Proceeds of such sale as a prepayment under the DVB GREEN BAY Facility (as hereinafter defined);

2. The arms'-length sale of the vessels PEGGY PALMER and NA IDA RAMIL, such sales to occur no later than December 22, 2015, and with respect to which (a) the Net Cash Proceeds of such sales shall not be less than $1,800,000 in the aggregate, and (b) all such Net Cash Proceeds of such sales may be paid directly to the Collateral Agent and applied to prepay Term Loan A under the Senior Credit Agreement ("SCA Term Loan A") in inverse order of maturities.

3. The arms'-length sale of all assets and properties of Frascati Shops, Inc. and Tower, LLC (collectively, "FSI"), such sales to occur no later than December 22, 2015, and with respect to which (a) the Net Cash Proceeds of such sales shall not be less than $4,500,000 in the aggregate, and (b) all such Net Cash Proceeds of such sales may be paid directly to the Collateral Agent and applied to prepay SCA Term Loan A in inverse order of maturities,

4. The sale, assignment, early termination or other disposition by Waterman Steamship Corporation of its bareboat charter agreements with Intermarine, LLC (the "Intermarine Contracts"), all phases of such disposition to be completed by no later than December 15, 2015, and with respect to which: (a) the Net Cash Proceeds of such disposition shall not be less than $9,000,000 in the aggregate; (b) $3,000,000 of such Net Cash Proceeds have been timely paid to the Collateral Agent on or about November 6, 2015; (c) $2,000,000 of such Net Cash Proceeds shall be initially retained by the Borrowers for working capital purposes and fully repaid to the Collateral Agent upon the earlier of (i) the sale of the GLOVIS COUNTESS and (ii) December 31, 2015; and (d) $4,000,000 of such Net Cash Proceeds shall be paid directly to the Collateral Agent upon Waterman's receipt thereof and no later than December 22, 2015. All such proceeds of the sale of the Intermarine Contracts paid to the Collateral Agent may be applied to prepay SCA Term Loan A in inverse order of maturities.

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5.The arms'-length sale of all assets and properties of N.W. Johnsen & Co., Inc.

("NWJ"), or the sale of all of the stock of NWJ, in a single sale or a series of transactions, to be completed no later than June 30, 2016 and with respect to which the Net Cash Proceeds shall not be less than $2,500,000 in the aggregate. All such proceeds of the sale of NWJ may be paid to the Collateral Agent and applied to prepay SCA Term Loan A in inverse order of maturities.

6.The arms'-length sale of the Other Designated Assets, such sales to occur not later than March 31, 2016, provided that upon the sale of each of the Other Designated Assets, all Net Cash Proceeds (net of the Capital Reserve Amounts) generated on account of such sale shall be allocated among Lender and the Other Lenders in accordance with their respective Pro Rata Allocation Percentages calculated as of the time of such sale or other disposition. As used in this Section:

(a) The term "Other Designated Assets" means the following assets and properties:
Asset	Description	Owner
UBC HOUSTON	Handy-size bulk carrier	Dry Bulk Americas, Ltd.
UBC HAMBURG	Handy-size bulk carrier	Dry Bulk Americas, Ltd.
BULK AMERICAS	Supramax Bulk Carrier	Dry Bulk Americas, Ltd.
BULK AUSTRALIA	Capesize Bulk Carrier	Dry Bulk Australia, Ltd.
OSLO WAVE	Ice-Strengthened Bulk Carrier	LCI Shipholdings, Inc.
Saltholmen Shipping Ltd.	Minority Equity Interest	LCI Shipholdings, Inc.
Brattholmen Shipping Ltd.	Minority Equity Interest	LCI Shipholdings, Inc.
Oslo Bulk Shipping AS	Minority Equity Interest	Bulk Shipholding, Inc.
Oslo Bulk Holding Pte.	Minority Equity Interest	Bulk Shipholding, Inc.

(b) The term "Capital Reserve Amounts" means the following amounts which the Company and its Subsidiaries shall be permitted to retain for working capital purposes from the sale or other disposition of the Other Designated Assets (after the satisfaction of any Indebtedness secured by such assets): (i) from the sale of UBC HOUSTON, UBS HAMBURG, BULK AMERICAS and BULK AUSTRALIA, an aggregate retained reserve equal to $2 million; (ii) from the sale of the minority interests in Saltholmen Shipping Ltd. and Brattholmen Shipping Ltd., an aggregate retained reserve equal to $5 million; and (iii) from the sale of the minority interests in Oslo Bulk Shipping AS and Oslo Bulk Holding Pte., an aggregate retained reserve equal to $5 million.

7.The arms'-length sale or Sale and Leaseback of the new headquarters facility of the Company located in New Orleans, Louisiana (the "HQ Facility"), such sale or Sale and Leaseback to occur not later than March 31, 2016; provided that upon the sale or Sale and Leaseback of the HQ Facility, all Net Cash Proceeds generated on account of such transaction allocated among Lender and the Other Lenders in accordance with their respective Pro Rata Allocation Percentages calculated as of the time of such sale or other disposition.

8. Gulf South Shipping Pte. Ltd. ("GSS"), a Subsidiary of the Company, guarantying the Indebtedness of Dry Bulk Australia, Ltd. and Dry Bulk Americas, Ltd. (collectively, the "Dry Bulk Companies") under that certain Assignment, Assumption, Amendment and Restatement of Senior Secured Term Loan Facility Agreement, dated as of June 10, 2015, by and among the Dry Bulk Companies, as co-borrowers, the Company, as guarantor, the lenders from time to time party thereto, and ING Bank N.V., as facility agent and security trustee (the "ING Facility").

9. The grant of liens by GSS on its vessels BALI SEA and BANDA SEA, and their earnings and insurances, in favor of ING Bank, N.V. to secure GSS's guaranty of the Indebtedness under the ING Facility.

10. Subject to the terms and conditions of the Senior Credit Agreement, the arms'-length sale or other disposition by the Company of its interest in the PT Freeport Indonesia contract among PT Freeport Indonesia, PT Amas and GSS, and the related notes receivable held by MPV Netherlands B.V. and/or MPV Netherlands C.V., associated with the sale of the vessels FLORES SEA and SAWU SEA, with an aggregate principal balance on such note receivable of approximately $26,175,000 (the "Indonesian Assets"), such sale or other disposition to occur not later than March 31, 2016, with the Company's retaining up to $23 million of such Net Cash Proceeds to buy-out Central Gulf Lines, Inc.'s charter agreement with respect to the GREEN COVE.

11. The pledge by the Company of up to 65% of its common stock in GSS to secure its obligations under the Senior Secured Term Loan Credit Agreement, dated as of August 26, 2014, among DVB Bank SE, the lenders party thereto from time to time, Central Gulf Lines, Inc. as borrower and the Company as guarantor (the "DVB (GREEN BAY) Facility"); provided, that at the time of such pledge, (1) no Default or Event of Default has occurred and is continuing under the Senior Credit Agreement; and (ii) all of the Borrowers' and their respective Subsidiaries' obligations under the ING Facility have been paid in full and all Liens encumbering all collateral securing such obligations (including without limitation the BANDA SEA and the BALI SEA) have been released.

12. The agreement by the Company: (a) to increase the quarterly principal installments due under the DVB GREEN BAY Facility from $740,384.62 to $962,500.00, beginning with the next such quarterly payment due on November 29, 2015; (b) to increase the amount of restricted cash pledged under the DVB GREEN BAY Facility as of March 30, 2016 by $1,680,000 and by an additional $1,490,000 by June 30, 2016; and (iii) to increase the quarterly principal installments due under the ING Facility by an aggregate amount of $1,000,186.48 spread across four tranches under such facility (an increase of $190,744.04 under the DRY BULK AMERICAS tranche, an increase of $375,000 under the DRY BULK AUSTRALIA tranche, an increase of $217,221.22 under the UBC HOUSTON tranche, and an increase of $217,221.22 under the UBC HAMBURG tranche), beginning with the principal payment due January 6, 2016, with the additional principal payment with respect to the DRY BULK AUSTRALIA tranche being due no earlier than March 20, 2016; provided, however, with respect to the Company's and each of its Subsidiaries' making any such additional payments, the Lenders' consent to each such additional payment is expressly subject to the condition that, at the

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time of each such additional payment, no Default or Event of Default has occurred and is continuing as of each respective referenced date.

Capitalized terms used but not otherwise defined in this Schedule or in the Loan Agreement shall have the meanings assigned in the Senior Credit Agreement.

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